SERVICEWARE RECEIVES NASDAQ APPROVAL
                TO TRANSFER LISTING TO THE NASDAQ SMALLCAP MARKET

OAKMONT,  Pennsylvania (April 22, 2002) -ServiceWare Technologies,  Inc. (Nasdaq
NNM: SVCW) today announced that The Nasdaq Stock Market, Inc. approved its application to transfer the listing of its shares of common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. ServiceWare's common stock will commence trading on the Nasdaq SmallCap Market effective April 24, 2002. The Company's trading symbol will continue to be "SVCW".

As a result of its transfer to the Nasdaq SmallCap Market, ServiceWare's delisting determination will be extended for an additional 90 days until August 13, 2002. There can be no assurance that ServiceWare will be able to meet the minimum maintenance requirements during the extended grace period or that if it does, it will remain compliant with the applicable continued listing requirements.

ABOUT SERVICEWARE

ServiceWare is a leading provider of Web-based knowledge management solutions for customer service and support. ServiceWare's eService Suite(TM) software empowers organizations to deliver superior service, while reducing support costs. Powered by MindSync(TM), a patented self-learning search technology, eService Suite enables businesses to develop and manage a repository of knowledge to effectively answer inquiries over the Web and in the call center. More than 200 leading organizations have implemented ServiceWare software including H&R Block, Northeast Utilities, Amgen, Stream International, QUALCOMM, Marconi and Reuters. Learn more today by visiting www.serviceware.com or call 1.800.572.5748.

eService Suite and MindSync are trademarks of ServiceWare Technologies, Inc. All other trademarks are properties of their respective owners.